EXHIBIT (a)(1)(G)

FORM OF PROMISE TO MAKE CASH PAYMENT

To:

In exchange for your agreement to amend your Eligible Options as indicated by your election form, The Children’s Place Retail Stores, Inc. (“The Children’s Place”) hereby promises to pay you a cash payment in the amount of $______ ([______________]). This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. This payment will be paid, less applicable tax withholding, on the first payroll in January 2009.

This promise to make cash payment is subject to the terms and conditions of the Offer as set forth in the Offer to Amend dated December 20, 2007, the Eligible Options and the election form (collectively, the “Offer Documents”), all of which are incorporated herein by reference. This Promise to Make Cash Payment and the Offer Documents reflect the entire agreement between you and The Children’s Place with respect to this transaction. This Promise to Make Cash Payment may be amended only by means of a writing signed by you and an authorized officer of The Children’s Place.

THE CHILDREN’S PLACE RETAIL STORES, INC.

By: ________________________ Title:

Date: